Exhibit 99.1

Arcimoto Announces First Quarter 2021 Financial Results and Provides Corporate Update

EUGENE, Ore., May 17, 2021 – Arcimoto, Inc.®, (NASDAQ: FUV) makers of affordable, practical, and joyful pure electric vehicles for everyday commuters and fleets, today provided a corporate update and announced financial results for the first quarter ended March 31, 2021.

Management will host an investor webcast today, May 17, at 2:00 p.m. PDT (5:00 p.m. EDT), to discuss Arcimoto's first quarter 2021 financial results, provide a corporate update, and conclude with Q&A from participants.

To participate, please use the following information:

First Quarter 2021 Investor Webcast

Date: Monday, May 17, 2021

Time: 2:00 p.m. PDT (5:00 p.m. EDT)

Webcast: https://us02web.zoom.us/webinar/register/WN_iuJSoQ8lSGCvfSLK6zM8-Q

First Quarter 2021 and Recent Company Highlights:

●	In Q1, manufactured a record 84 vehicles and delivered a record 60 customer vehicles.

●	Increased affordability of Arcimoto FUVs in Oregon and California. FUVs are now eligible for the $2,500 Oregon Clean Vehicle Rebate and the $2,500 Charge Ahead Rebate, which combined can save Oregonians up to $5,000 on the purchase of a new FUV. Arcimoto FUVs also qualify for the $750 California Clean Vehicle Rebate Program, which, combined with the $1,500 California Clean Fuel Reward, offers savings of up to $2,250 on the purchase of a new FUV in California.

●	Closed purchase of new manufacturing plant, the rAMP. With a facility footprint of approximately 210,000 square feet across 10.7 acres, the Company is planning for a manufacturing capacity of 50,000 units per year once fully operational.

●	Completed the purchase of Tilting Motor Works, makers of patented tilting trike technology that will serve as the foundation for new Arcimoto products aimed at micromobility.

●	Began deliveries of FUVs to Florida. The FUV is on sale now in Oregon, California, Washington, and Florida, starting at $17,900.

●	Debuted the Roadster Prototype at the 80th Annual Daytona Bike Week, the world’s largest motorcycle rally, and Arcimoto’s first public marketing event since the onset of the pandemic.

●	Appointed Dilip K. Sundaram, the former President – Corporate Affairs of Mahindra Group – Americas, as Chief International Business Officer.

●	Appointed Galileo Russell, founder of HyperChange, to its Board of Directors.

●	Formally submitted its application to the US Department of Energy’s Advanced Technology Vehicle Manufacturing Loan Program to finance the scaling up of Arcimoto’s production operations.

Management Commentary

“Q1 2021 was the most successful quarter in Arcimoto history. As we move expeditiously toward mass production and put more rightsized ultra-efficient EVs on the road, we are laying the foundation for what we believe will become a global shift in transportation. Cities around the world are choking on oversized, polluting behemoths that are more dangerous for other drivers, not to mention cyclists and pedestrians -- so much so that the city of Berlin has considered banning large trucks and SUVs from city centers altogether.

“Our mission is clear: we must rightsize transportation and reduce waste by using the right tools for the job of everyday driving. We believe the vast majority of trips – roughly 80 percent – could be handled by small footprint, stable platform, two-seat EVs like those built on the Arcimoto platform. In dense urban cores, we can replace large, dangerous box trucks with small delivery vehicles that will save companies time and money. We can transform parking lots into parks, and fuel our transportation needs with the energy from the sun rather than dirty pipelines that are prone to failure and leave the country vulnerable to ransomware attacks. All of this will make a meaningful difference in the fight against climate change, a problem that, as a species, we must come together to solve. After one drive in an FUV, we think you’ll agree: this shift can–and should–be fun.

“Looking forward into Q2, we plan to open multiple rental locations, which will both introduce our uniquely thrilling three-wheel vehicles to new potential customers, and give them a destination driving experience infinitely more joyful than any economy subcompact you can rent. In addition to the Fun Utility Vehicle, our Deliverator is now in low-volume pilot production, and interested customers can contact us in our open states of California, Florida, Washington, and Oregon to reserve their vehicles today.

“Finally, we believe now is the time to partner with the U.S. Department of Energy to bring the full Arcimoto vision to fruition and provide truly affordable ultra-efficient mobility to the world. We have formally submitted our application to the Advanced Technology Vehicles Manufacturing Loan Program with the goal to accelerate the facilities development and engineering integration needed to bring Arcimoto to scale. We believe this project lies at the heart of the ATVMLP’s purpose, and is fully aligned with the Biden Administration’s bold mandate for aggressive carbon emissions reduction. We are pressing forward full throttle on the design of our new facility, the rAMP, as we work hand-in-hand with a world-class team to lay the foundation for the next decade of the Company’s growth.”

First Quarter 2021 Financial Results

Total revenues for the first quarter of 2021 increased 126% to approximately $1,394,000 as compared to $617,000 in the first quarter of 2020. Revenue in the year-ago quarter was negatively impacted by the suspension of all vehicle production operations in response to the COVID-19 pandemic. The year-over-year increase was largely driven by the sale of 60 FUV vehicles and 10 Tilting Motor Works bolt-on-trike conversion kits.

The Company incurred a net loss of approximately $4.7 million or ($0.13) per share, in the first quarter of 2021 compared with a net loss of approximately $3.6 Million or ($0.15) per share, for the same prior-year period.

The Company had $78.7 million in total assets, $46.7 million in cash and cash equivalents, and minimal debt of $3.7 million as of March 31, 2021, $1.1 million of which was for a PPP loan forgiven on April 27, 2021.

About Arcimoto, Inc.

Arcimoto (NASDAQ: FUV) develops and manufactures ultra-efficient and affordable electric vehicles to help the world shift to a sustainable transportation system. Now available to preorder customers in California, Oregon, Washington, and Florida, the Arcimoto FUV® is purpose-built for everyday driving, transforming ordinary trips into pure-electric joyrides. Available for preorder, the Deliverator® and Rapid Responder™ provide last-mile delivery and emergency response functionality, respectively, at a fraction of the cost and environmental impact of traditional gas-powered vehicles. Two additional concept prototypes built on the versatile Arcimoto platform are currently in development: the Cameo™, aimed at the film and influencer industry; and the Roadster, designed to be the ultimate on-road fun machine. Every Arcimoto vehicle is built at the Arcimoto Manufacturing Plant in Eugene, Oregon. For more information, please visit Arcimoto.com.

Safe Harbor / Forward-Looking Statements

Except for historical information, all of the statements, expectations, and assumptions contained in this press release are forward-looking statements. Forward-looking statements include, but are not limited to, statements that express our intentions, beliefs, expectations, strategies, predictions or any other statements relating to our future activities or other future events or conditions. These statements are based on current expectations, estimates and projections about our business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict and include, without limitation, our expectations as to vehicle deliveries, the establishment of our service and delivery network and our expected rate of production. Therefore, actual outcomes and results may, and are likely to, differ materially from what is expressed or forecasted in the forward-looking statements due to numerous factors discussed from time to time in documents which we file with the SEC. In addition, such statements could be affected by risks and uncertainties related to, among other things: our ability to manage the distribution channels for our products, including our ability to successfully implement our rental strategy, direct to consumer distribution strategy and any additional distribution strategies we may deem appropriate; our ability to design, manufacture and market vehicle models within projected timeframes given that a vehicle consists of several thousand unique items and we can only go as fast as the slowest item; our inexperience to date in manufacturing vehicles at the high volumes that we anticipate; our ability to maintain quality control over our vehicles and avoid material vehicle recalls; the number of reservations and cancellations for our vehicles and our ability to deliver on those reservations; unforeseen or recurring operational problems at our facility, or a catastrophic loss of our manufacturing facility; our dependence on our suppliers; changes in consumer demand for, and acceptance of, our products: changes in the competitive environment, including adoption of technologies and products that compete with our products; the overall strength and stability of general economic conditions and of the automotive industry more specifically; changes in laws or regulations governing our business and operations; costs and risks associated with potential litigation; and other risks described from time to time in periodic and current reports that we file with the SEC. Any forward-looking statements speak only as of the date on which they are made, and except as may be required under applicable securities laws, we do not undertake any obligation to update any forward-looking statements.

Public Relations Contact:

Megan Kathman

Main: 646-454-9378

pr@arcimoto.com

Investor Relations Contact:

investor@arcimoto.com

Arcimoto Fleet Sales:

Sam Fittipaldi

sales@arcimoto.com